Exhibit (14)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 15, 2004, relating to the financial statements and financial highlights, which appears in the August 31, 2004 Annual Report to Shareholders of Regions Morgan Keegan Select LEADER Funds (formerly "LEADER Mutual Funds,") which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


PricewaterhouseCoopers LLP
Columbus, Ohio
September 15, 2005